UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2026

Allurion Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41767	92-2182207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive
Natick, Massachusetts		01760
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 647-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	N/A
Warrants to purchase 0.00378787 shares of common stock, each at an exercise price of $3,037.50 per share of common stock	ALUR WS	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2026, Allurion Technologies, Inc. (the "Company") entered into an exchange agreement (the "Exchange Agreement") with RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., RTW Biotech Opportunities Operating Ltd., and 4010 Royalty Investments ICAV (collectively, the "Stockholders"), pursuant to which the Stockholders agreed to exchange an aggregate of 392,766 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), for pre-funded warrants to purchase an aggregate of 392,766 shares of Common Stock (the "Warrants"), on the terms set forth in the Exchange Agreement (the "Exchange").

The Warrants have an exercise price of $0.0001 per share, are exercisable at any time following issuance, and are subject to a beneficial ownership limitation initially set at 9.99% of the Company's outstanding Common Stock (adjustable by the holder up to a maximum of 19.99% upon 61 days' prior written notice to the Company). Each Warrant will automatically terminate and be of no further force or effect upon the earliest to occur of (i) foreclosure by the holders of the Company's Revenue Interest Financing Agreements, dated as of February 9, 2023 and October 30, 2024, as amended (the "RIFAs"), and the Company's 6% Convertible Secured Notes due 2031 (the "Notes"), on any of the collateral securing the RIFAs and the Notes, (ii) the Company's commencement of a voluntary case under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code, or (iii) the applicable holder's election to terminate its Warrant upon written notice to the Company.

The Stockholders are affiliates of RTW Investments, LP, which is also the holder of the RIFAs and the Notes described above. Affiliates of RTW Investments, LP beneficially owned approximately 38% of the Company's outstanding Common Stock prior to the Exchange. As the holder of the RIFAs and the Notes, RTW Investments, LP and its affiliates have the right, subject to the terms of those instruments, to determine whether and when to foreclose on the collateral securing them — an event that would, among other things, cause the Warrants to automatically terminate.

The Exchange was consummated in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, on the basis that it involved an exchange of the Company's securities exclusively with existing security holders, and no commission or other remuneration was paid or given, directly or indirectly, for soliciting the Exchange.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, including the form of Warrant attached as Exhibit A thereto, filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On July 21, 2026, Allurion Technologies, Inc. (the "Company") received a notice terminating that certain Securities Purchase and Exchange Agreement, dated as of November 11, 2025 (the "Purchase Agreement"), by and among the Company and RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Biotech Opportunities Operating Ltd. (collectively, the "Purchasers"). The Purchase Agreement and the transactions contemplated thereby were previously described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2025.

As previously disclosed, the Purchase Agreement provided for the exchange by the Purchasers of certain outstanding indebtedness of the Company — including amounts outstanding under the Company's convertible senior secured notes and its Revenue Interest Financing Agreements, dated February 9, 2023 and October 30, 2024 — for shares of a newly-designated Series B Perpetual Convertible Preferred Stock, subject to customary closing conditions, including approval of the issuance by the Company's stockholders on or before January 31, 2026.

The notice states that the closing of the transactions contemplated by the Purchase Agreement did not occur on or before February 28, 2026, and that, pursuant to Section 9.1(iii) of the Purchase Agreement, the Purchasers elected to terminate the Purchase Agreement, effective July 21, 2026. Pursuant to Section 9.2 of the Purchase Agreement, upon termination, the Purchase Agreement became null and void and of no further force or effect, with no termination penalty payable by the Company.

As a result of the termination, the indebtedness that was to have been exchanged for Series B Preferred Stock under the Purchase Agreement — including amounts outstanding under the Revenue Interest Financing Agreements and the Company's 6% Convertible Secured Notes due 2031 — remains outstanding in accordance with its original terms.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference. On July 21, 2026, the Company issued the Warrants to the Stockholders in exchange for an equal number of shares of Common Stock, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act, as the Exchange constituted an exchange of the Company's securities exclusively with its existing security holders and no commission or other remuneration was paid or given, directly or indirectly, for soliciting the Exchange.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit	Description
10.1	Exchange Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 24, 2026	By:	/s/ Brendan M. Gibbons
Name: Brendan M. Gibbons Title:Chief Legal Officer